UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 27, 2017

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11 Keewaydin Drive, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Standex International Corporation

ITEM 5.02

DEPARTING DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS TO CERTAIN OFFICERS

(b)  On July 27, 2017, Roger L. Fix, a Class II member of the Board of Directors (and former Chairman, President and CEO of the Company), informed the Board of Directors that he intends to retire from the Board upon conclusion of his current term which expires at the next annual meeting of shareholders expected to be held on October 26, 2017.

ITEM 8.01

OTHER EVENTS

On July 27, 2017, the Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, nominated Michael A. Hickey for election by the shareholders as a Class II Director at the next annual meeting of shareholders expected to be held on October 26, 2017.  If elected by the shareholders, Mr. Hickey would succeed Roger L. Fix.

Since 1985, Mr. Hickey, age 56, has served in roles of increasing responsibility within ECHOLAB, Inc., a publicly traded, global leader in cleaning, sanitizing, food safety, and infection prevention products and services with more than $14 billion of revenue in over 170 countries.  From 2012, Mr. Hickey has served as President, Global Institutional where he leads ECOLAB’s Global Institutional businesses operating in 165 countries with $3.2 billion in revenue and more than 7800 associates.  Mr. Hickey’s previous roles include Executive Vice President, Institutional Sector North America; Executive Vice President, Global Service Sector; Senior Vice President, Global Business Development; and Senior Vice President, Global/Corporate Accounts North America.  Mr. Hickey is a current member of the boards of the National Restaurant Association and the Women’s Foodservice Forum as well as the International Franchise Association and the Ronald McDonald House Charities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

/s/ Thomas D. DeByle
Thomas D. DeByle Chief Financial Officer

Date: August 2, 2017

Signing on behalf of the registrant and as principal financial officer